Exhibit 99.1

NEWS Contact: Amie D'Ambrosio (713) 375-3826

NOV Appoints Sanjay Chowbey, President & CEO of Kennametal Inc., to the Board of Directors

HOUSTON, TX, March 17, 2026 – NOV Inc. (NYSE: NOV) announced today that Sanjay Chowbey has been appointed to the Company’s Board of Directors (the “Board”), effective March 17, 2026.

“We are pleased to welcome Sanjay Chowbey to our board of directors,” said Jose Bayardo, Chairman, President, and Chief Executive Officer. “Sanjay brings a successful track record of leading high-quality global industrial companies and extensive experience driving manufacturing and operational excellence. We are confident that Sanjay’s expertise will help drive additional value for NOV’s shareholders.”

Mr. Chowbey has more than 20 years of experience leading global manufacturing and industrial technology businesses, including in his current role as the President and Chief Executive Officer of Kennametal Inc. (NYSE: KMT), a global manufacturer of advanced tooling, wear-resistant materials, and engineered components. Mr. Chowbey also serves on Kennametal Inc.’s board of directors. Prior to his current role, Mr. Chowbey served as the President of Kennametal Inc.’s Metal Cutting segment.

Before his time at Kennametal Inc., Mr. Chowbey served in various roles of increasing seniority across several prominent global industrial companies, including as the President of Flowserve Corporation’s (NYSE: FLS) Services and Solutions business, as well as roles with Danaher Corporation and Arvin Meritor, Inc. Mr. Chowbey is also a member of the Board of Directors for the National Association of Manufacturers (NAM).

Mr. Chowbey earned a Bachelor of Science in Mechanical Engineering from B.I.T. in Sindri, India, a Master of Science in Mechanical Engineering from the Tennessee Technological University, and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Mr. Chowbey will serve on NOV Inc.’s Audit Committee upon his appointment to the Board.

With the appointment of Mr. Chowbey, the Board is composed of nine directors, eight of whom are independent members.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 160 years, NOV has pioneered innovations that enable its customers to safely and efficiently produce abundant energy while minimizing environmental impact. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Source: NOV Inc.

CONTACT:

Amie D’Ambrosio

Director, Investor Relations

(713) 375-3826

amie.dambrosio@nov.com